SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT OF
R. SCOTT TRUMBULL

This Second Amendment to the Employment Agreement is made and entered into on March 2, 2010, by and between Franklin Electric Co., Inc., an Indiana corporation (“Franklin”), and R. Scott Trumbull (“Executive”).

WHEREAS, Franklin and Executive are parties to an Employment Agreement dated as of December 3, 2002 and amended as of February 18, 2009 (the “Agreement”), and they now desire to further amend the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows, effective as of January 1, 2010:

1.	By amending subparagraph 7(b)(A) to read as follows:

(b) If at any time other than as specified in subparagraph (c) of this paragraph 7, (i) Franklin shall terminate Executive's employment without Good Cause, or (ii) Executive shall voluntarily terminate such employment with Good Reason:

(A) Franklin shall pay Executive the following amounts:  (1) in accordance with normal payroll practices, the Salary earned by Executive pursuant to subparagraph 4(a) but not yet paid as of the date of Executive's termination of employment, and any bonus earned by Executive pursuant to subparagraph 4(b) for the year prior to the year in which Executive's termination occurs but not yet paid as of such date, (2) a lump sum cash payment equal to not less than a prorata portion of the bonus (based on the date on which such termination occurs) that would be paid to Executive pursuant to subparagraph 4(b) for the year in which Executive's termination occurs had he remained employed by Franklin through the last day of such year, paid at the same time bonuses for such year are paid by Franklin to other executives, and (3) a lump sum cash payment, within 30 days of such termination, equal to the sum of (a) one and one-half times the bonus paid or payable to Executive pursuant to subparagraph 4(b) for the year prior to the year of termination, and (b) one and one-half times Executive's then current Salary.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to the Agreement on the 2nd day of March, 2010.

FRANKLIN ELECTRIC CO., INC.

By:   __________________________
Its:   __________________________

R. SCOTT TRUMBULL
                                  ____________________________

CHANGES TO PARAGRAPH 7(A)

~~(A)~~ Franklin shall pay Executive the following amounts:  (1) in accordance with normal payroll practices, the Salary earned by Executive pursuant to subparagraph 4(a) but not yet paid as of the date of Executive's termination of employment, and any bonus earned by Executive pursuant to subparagraph 4(b) for the year prior to the year in which Executive's termination occurs but not yet paid as of such date, ~~and (2) a lump sum cash payment, within 30 days of such termination, equal to the sum of (a)~~ (2) a lump sum cash payment equal to not less than a prorata portion of the bonus (based on the date on which such termination occurs) that would be paid to Executive pursuant to subparagraph 4(b) for the year in which Executive's termination occurs had he remained employed by Franklin through the last day of such year, paid at the same time bonuses for such year are paid by Franklin to other executives, and (3) a lump sum cash payment, within 30 days of such termination, equal to the sum of (a) one and one-half times the bonus paid or payable to Executive pursuant to subparagraph 4(b) for the year prior to the year ~~in which Executive's termination occurs, (b) one and one-half times the bonus paid or payable to Executive pursuant to subparagraph 4(b) for the year prior to the year~~ of termination, and (~~c~~b) one and one-half times Executive's then current Salary~~.~~